150403

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Withdrawal of Certificate of Designation
(PURSUANT TO NRS 78.1955(6))

Filed in the office of	Document Number
Barbara K. Cegavske	**20180216998-16**
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time **05/10/2018 11:15 AM**
	Entity Number **E0559322008-4**

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Withdrawal of Certificate of Designation for Nevada Profit Corporations (Pursuant to NRS 78.1955(6))

1. Name of corporation:

OptimizeRx Corporation

2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

The Board of Directors of the Corporation hereby withdraws the Certificate of Designation for the Corporation's Series A Convertible Preferred Stock (document number 20080594782-05), the Certificate of Designation for the Corporation's Series B Convertible Preferred Stock (document number 20100399297-32) and Certificate of Amendment to Certificate of Designation for the Corporation's Series B Convertible Preferred Stock (document number 20110680192-60).

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.